EXHIBIT 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Fiscal 2008 Results
Twenty-Five Cents per Share Year-Over-Year Earnings Increase

Marlton, NJ, December 5, 2008 - Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the year ended August 31, 2008, consolidated operating income increased by over $6.01 million. Earnings per share for the year ended August 31, 2008, increased $0.25 to $0.09 per share from a loss of $0.16 per share in the prior year.

The consolidated annual financial information for the year ended August 31, 2008 includes the accounts and transactions of Luceo and eBAS/Aveeva as of the respective acquisition dates of March 20, 2008 and August 13, 2008.

Operating income for the Systems Division increased $5.62 million, to $2.94 million for the year ended August 31, 2008, compared to an operating loss of $2.68 million for the year ended August 31, 2007. This increase in operating income is primarily attributable to increased gross profit; decreased selling, general and administrative expenses; and the non-recurrence of charges in the year ended August 31, 2008 that were incurred in the year ended August 31, 2007 as a result of the amended employment agreements and management agreement entered into in February 2007. Our Global Services Operating income for the period from March 20, 2008 through August 31, 2008, was $392,673. Consolidated net income for the quarter ended August 31, 2008 was down slightly at $619,000 compared to $848,000 for the quarter ended August 31, 2007. Consolidated net income for the year ended August 31, 2008 was $1.32 million, compared to a net (loss) of $2.28 million for the year ended August 31, 2007.

Earnings before interest, taxes, depreciation and amortization expenses (EBITDA) for the year ended August 31, 2008 was $4.67 million compared to an EBITDA loss of $1.51 million for the year ended August 31, 2007. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to net income (loss), the most closely comparable GAAP measure is included in this release.

“I am delighted to be able to report this improved annual performance particularly in light of current economic conditions,” said Dinesh Desai, Chairman and Chief Executive Officer of Emtec. “Our strategy of pursuing acquisitions of software consulting services companies has strengthened our performance, increased our value proposition to our clients, and provided an increase in value to our stockholders.”

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Emtec operates two business segments: Emtec Systems Division and Emtec Global Services. Areas of specific practices within Emtec Systems Division include enterprise architecture, data management, data center infrastructure and consulting and integration services. Areas of expertise in Emtec Global Services include software development, software consulting, business analysis, quality assurance, and testing.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
SUMMARY FINANCIAL INFORMATION

	Year Ended August 31,

	2008	2007
Revenues	$211,156,374	$216,980,138

Gross profit	26,936,274	23,154,188
Percent of revenues	12.8%	10.7%

Operating income (loss)	3,331,137	(2,680,598)
Percent of revenues	1.6%	-1.2%

Net income (loss)	$1,321,767	$(2,279,987)
Net income (loss) per common share - Basic and Diluted	$0.09	$(0.16)

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization Expense

	Year Ended August 31,

	2008	2007
Net income (loss)	$1,321,767	$(2,279,987)

EBITDA Adjustments:
Provision (benefit) for income taxes	1,099,792	(1,373,851)
Interest expense	997,714	1,079,209
Interest income – other	(88,741)	(105,507)
Depreciation and amortization	1,335,695	1,171,815

EBITDA	$4,666,227	$(1,508,321)